FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 3Q 2010 Results

New Britain, Connecticut, October 20th, 2010 ... Stanley Black & Decker (NYSE: SWK) today announced third quarter 2010 financial results.

•	3Q’10 Pro Forma Revenues Increased 11% To $2.4 Billion; Pro Forma Organic Revenues Up 8%

•	Excluding One-Time Charges Related Primarily To The Black & Decker Merger, 3Q Diluted EPS Was $0.97

•	Diluted GAAP EPS, Including One-Time Charges, Was $0.73

•	Full Year EPS Guidance Range Increased To $3.81 — $3.91 (Excluding One-Time Charges); $3.60 — $3.70 Excluding $0.21 2Q’10 Tax-Related Benefit

•	3Q’10 Free Cash Flow, Excluding One-Time Payments, Was $234 Million; Annual Free Cash Flow Guidance Increased To Above $700 Million

•	Merger Cost Synergy Estimate for 2010 Increased To $125 Million As Integration Progresses Ahead Of Plan

Net sales for the period were $2.4 billion, up 153% versus prior year due to the inclusion of Black & Decker’s results (+139%), unit volume (+7%), other acquisitions (+9%) and currency (-2%). On a pro forma basis, legacy Black & Decker also achieved strong unit volume growth of 10%.

The gross margin rate, excluding one-time charges, was 36.9%, relatively flat to the pro forma 3Q’09 rate. The impact of modest commodity inflation, foreign exchange and unfavorable mix was partially offset by productivity projects and synergy realization.

Working capital turns for the quarter were 4.6. 3Q’10 free cash flow was $234 million, excluding $81 million of merger-related one-time payments.

SG&A expenses, excluding one-time charges, were 24.3% of sales, down from a 3Q’09 combined company pro forma level of 25.3% as a result of volume leverage and cost synergy realization.

Stanley Black & Decker’s President and CEO, John F. Lundgren commented, “We are very pleased with the organic revenue growth achieved across many of our businesses in the third quarter, which was driven by the launch of a number of successful new products and the impact of our commitment to outstanding customer service. The integration of Stanley Black & Decker is proceeding ahead of plan and based on our execution and experience to date, we now expect to realize $125 million in cost synergies in 2010, $35 million more than originally forecast. In addition, as we continue to analyze the revenue synergy potential for the combined company we have reason to believe that execution of these initiatives will drive significant additional top-line growth in the coming years.”

3Q’10 Segment Results

(Excludes One-Time Charges)

	3Q '10			Versus 3Q '09
($ millions)	Segment			Segment

			Profit			Profit
	Sales	Profit	Rate	Sales	Profit	Rate

CDIY	$1,289	$170	13.2%	+294%	+251%	-160 Bps
Security	$563	$97	17.2%	+40%	+16%	-360 Bps
Industrial	$517	$80	15.5%	+152%	+327%	+630 Bps

The company has included below a pro forma discussion comparing 3Q’10 to prior year for the legacy Black & Decker businesses in order to assist with the understanding of the company on a combined basis:

•	Within CDIY, every region of the world achieved revenue and profit growth, led by Latin America and Asia. Organic sales for legacy CDIY grew 8%. Price and currency each had a negative 1% impact. An expanded global distribution network as well as continued success of Bostitch branded hand tools helped to drive growth. Legacy Black & Decker Power Tools & Accessories organic sales increased approximately 7% with an 8% increase in unit volume, a 1% decrease due to currency and a negative 1% impact due to price. In Professional Power Tools & Accessories, sales strength was derived from emerging market growth as well as continued success with the compact cordless lithium ion product line introduced late last year. Consumer Products Group sales rose in the high single digits, also boosted by emerging market growth and strong new product performance. Excluding one-time charges, overall segment profit was 13.2%, up from a pro forma 9.6% in 3Q’09.

•	Net sales in Security, excluding the legacy Black & Decker Hardware & Home Improvement business, increased 6% versus prior year. Acquisition growth (+9%) was partially offset by a 3% decline in unit volume. The Convergent Security business grew approximately 1% organically as recurring monthly revenue rose in the mid-single digits while installation volumes were down marginally versus prior year. The ADT France business (now known as Stanley Solutions de Sècuritè, or SSDS) turned profitable in the quarter as the integration progressed ahead of schedule. Mechanical Access sales were down 5% as a large U.S. retailer’s inventory correction and continued weak U.S. commercial construction more than offset solid growth at Access Technologies. Revenues from the legacy Black & Decker Hardware & Home Improvement segment (excluding Price Pfister) increased approximately 4% from the prior year due in part to continued success with Kwikset SmartKey® which more than offset the effect of residential hardware inventory destocking. Excluding acquisitions, the segment profit rate was 18.0%.

•	Legacy Stanley Industrial sales grew 23%. Unit volume rose 26%, driven primarily by end user demand and secondarily by continued global customer supply chain restocking. Unit volume gains in the Americas outpaced those in Europe with the Industrial and Automotive Repair business posting strong gains as demand for tools and storage continued to improve. Currency had a negative 4% impact, while price had a positive 1% impact. The legacy Black & Decker Engineered Fastening business also had a strong quarter with sales growth of approximately 30% driven by higher than expected global vehicle production in the Americas and Japan. Unit volume increased 28%, while price had a negative 1% impact and acquisitions added 3%. Overall segment profit, excluding one-time charges, improved 6.3 points versus prior year to 15.5%, attributable to both the inclusion of Engineered Fastening (+160 bps), CRC-Evans (+70 bps) and operating leverage in the legacy Stanley business.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “Our second full quarter as a combined company was characterized by organizational agility and global teamwork, thus enabling accelerated cost synergy realization and, as importantly, a strong organic growth performance. We are harnessing the power of our new global footprint to pursue aggressive growth strategies in higher growth, developing regions such as Latin America and Asia. At the same time, we are introducing exciting and innovative new products across the globe in our major businesses. In addition, while we continue to identify and evaluate significant revenue synergy opportunities for funding and execution in 2011 and beyond, our business and regional teams have already begun to implement quick hits which, although difficult to quantify, clearly contributed to strong 3Q organic growth. This array of top line drivers along with our early integration wins has served to mobilize the organization around the theme of profitable growth which, in turn, has accelerated the cultural assimilation which is so important to a successful integration.”

One-Time Charges

A non-cash inventory step-up charge of $13 million along with $7 million of facility closure-related charges were reported in gross margin during the quarter.  One-time costs recorded in SG&A and Other, net were both $8 million for integration-related consulting fees and deal costs, respectively. Merger-related restructuring charges and asset impairments, primarily associated with planned facility closures and the severance of employees, totaled $22 million in 3Q’10.

2010 Outlook

The company is increasing its 2010 full year EPS guidance from the prior range of $3.35 — $3.55 to a range of $3.60 — $3.70, which excludes the $0.21 positive 2Q tax-related benefit and the impact of one-time charges.

Free cash flow, excluding one-time charges and payments, is now expected to exceed $700 million for 2010, an increase from previous commentary stating that the number would exceed $600 million.

•	Due to the integration, the company expects to realize $125 million in cost synergies in 2010, as opposed to the previous estimate of $90 million.

•	The company believes 2H’10 net organic sales, excluding currency, will increase approximately 5% from 2009 pro forma company level, thus implying a modestly positive organic growth outlook in 4Q’10.

•	In-line with historical trends, 4Q’10 gross margins are expected to decline 50-80 basis points versus 3Q’10. There will be mild headwinds during the quarter from lower absorption and currency.

Donald Allan Jr, Senior Vice President and CFO commented, “We were pleased to be able to raise our full year 2010 EPS guidance range based primarily on our ability to realize certain cost synergies faster than anticipated. While it is likely we will exceed our previously announced target of $350 million in cost synergies, we are in the process of refining this estimate as well as the extent to which such outperformance will be reinvested in growth synergy projects. Thus, it is our intent to provide an updated estimate in connection with our 4Q’10 earnings release in January. Our forecast for top line growth of 5% in the second half of 2010 takes into account that the sales momentum generated by our new products in the market for the remainder of the year will be partially offset by normal fourth quarter seasonality within our CDIY business in particular and tougher pro forma prior year comparisons.”

The company will host a conference call with investors today, Wednesday, October 20th, at 10:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

The call will be accessible by telephone at (877) 242-3653 and from outside the U.S. at (763) 416-6917; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 or (706) 645-9291 by entering the conference identification number 15744687. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact: Kate White
Director, Investor Relations
kate.white@swkbdk.com
(860) 827-3833

Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. Operating margin is defined as sales less cost of sales less SG&A.  Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 8-9 and 13-14, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the one-time charges associated with the Black & Decker merger.

Free cash flow is defined as cash flow from operations less capital and software expenditures.  Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners.  Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.   Normalized cash flow and free cash flow, as reconciled to the associated GAAP measures on pages 11 and 12, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of the Black & Decker merger-related payments and charges.

The term “pro forma” is used to describe the company’s results as if Black & Decker had been included in 2009, rather than from the March 12, 2010 merger date.  Such pro forma amounts and measures are provided to facilitate understanding the company’s performance due to the significance of the merger with Black & Decker.  These pro forma measures do not include the effects of any of the other acquisitions such as CRC Evans acquired in July 2010.

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2010 EPS, excluding one-time charges, in the range of $3.81-$3.91, and excluding the $0.21 positive 2Q tax related benefit, in the range of $3.60-$3.70; (ii) achieve or exceed the $350 million in cost synergies previously provided with respect to the combination with Black & Decker, $125 million of which will be recognized in 2010; (iii) drive significant additional top-line growth in the coming years; (iv) generate free cash flow, excluding one-time charges and payments, for 2010 to exceed $700 million; and (v) achieve, in the second half of 2010, 5% growth of net organic sales, excluding currency, from 2009 pro forma company levels; (vi) limit gross margin decline in the 4th quarter of 2010 in the range of 50-80 basis points; are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s 2009 Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities and achieve the anticipated results of the combination with Black & Decker; (ii) the Company’s success with its strategic actions, new product development and launch, and acquisitions; (iii) generating net organic sales increase of 5%, from 2009 pro-forma company levels during 2H’10; (iv) gross margin decline to be in the range of 50-80 basis points; (v) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (vi) the continued acceptance of technologies used in the Company’s products and services; (vii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools distributor relationships; (viii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (ix) the proceeds realized with respect to any business or product line disposals; (x) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xi)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xiii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xiv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xv) the Company’s ability to obtain favorable settlement of routine tax audits; (xvi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xvii) the continued ability of the Company to access credit markets under satisfactory terms;(xviii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xix) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new products; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; and (vii) the commitment to and success of the Stanley Fulfillment System.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation in 2010; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.